EXHIBIT 23.2

Monte C. Waldman, CPA

4701 N Federal Hwy, Office #312

Pompano Beach, FL 33064

Ph. (305)-514-0326

 montewaldcpa@gmail.com

Registered Public Company Accountant's Consent Letter

To the Board of Directors and Stockholders'

Apex Resources Inc.

Reno, Nevada

I, Monte C. Waldman, CPA, hereby consent to using my opinion report sold on behalf of filing the referenced company's S-1 document with the SEC for the period then ended as of June 30, 2015.

Furthermore, I Monte C. Waldman, CPA, hereby consent to my reference as auditor being an "expert" in accordance with Rule 436 of Regulation C and Rule 601(b)(23)of Regulation S-K

Respectfully yours,

Monte C. Waldman, CPA

July 21, 2016